STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/23/1999 991163694 - 3033120

CERTIFICATE OF INCORPORATION

OF

PEPCO HOLDINGS INC.

          For the purpose of organizing a cooperation for conducting the business and promoting the purposes hereinafter stated under the provisions, and subject to the requirements of the General Coporation Law of the State of Delaware, the undersigned, a natural person, hereby certifies that:

          FIRST: The name of the corporaton is Pepco Holdings Inc. (hereinafter the "Corporation").

          SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company. 1013 Center Road, Wilmington Delaware 19905-1297. The name of the registered agent of the Corporation at such address is Corporation Service Company, in the county of New Castle.

          THIRD: The Corporation is organized under the General Corporation Law of the State of Delaware for the purposes of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The duration of the Corporation shall be perpetual.

          FIFTH: The Corporation has authority to issue a total of one thousand (1,000) shares of common stock, all of one class, having a par value of one dollar ($1 .00) per share. for a total authorized par value capital of one thousand dollars ($1,000).

          SIXTH: The name and mailing address of the incorporator of the Corporation are as follows:

Name William Dana Shapiro	Mailing Address c/o Potomac Capital Investment Corporation 1801 K Street N.W. Suite 900 Washington, D.C. 20006

The powers of the incorporator will terminate upon filing of this Certificate of incorporation.

          SEVENTH: The number of directors of the Corporation shall be set forth in the by-laws of the Corporation, which number may be increased or decreased pursuant to the by-laws of the Corporation. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. The Board of Directors may be elected by other than written ballot. The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

Name John M. Derrick. Jr. Edward R. Mayberry John D. McCallum William Dana Shapiro William T. Torgerson Dennis R. Wraase

Mailing Address

1900 Pennsylvania Avenue, N.W.
Washington. D.C, 20068

2000 K Street, N.W., Suite 750
Washington, D.C. 20006

1801 K Street, N.W,, Suite 900
Washington, D,C. 20006

1801 K Street. N.W., Suite 900
Washington, D.C. 20006

1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068

1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068

          EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provision of Section 291 of General Corporation Law of the State of Delaware, or on the application of trusteee in dissolution or of any receiver appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing at least three-fourths in value of the creditors, and/or of the stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of the Corporation, as the case may be, also on the Corporation.

          NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, and all such liability is hereby eliminated; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

          TENTH: The Corporation, by action of its board of directors. shall indemnify any person who was or is a director. officer, agent and/or employee of the Corporation to the fullest extent allowed under Section 145 of the General Corporation Law of the State of Delaware from and against any and all of the expenses, liabilities. or other maters refer to in of covered by such Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. both as to action by such person in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

          ELEVENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware regarding business combinations with interested stockholders.

          TWELFTH: Any amendment of this Certificate of Incorporation shall be made and effected only in the manner set forth herein. The board of directors shall adopt a resolution, by affirmative vote of at least two-thirds (213) of the directors than in office, at a meeting called for that purpose, setting forth the proposed amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the proposed amendment be considered at the next annual meeting of stockholders. In order to be adopted, each proposed amendment to this Certificate of Incorporation must be approved by the affirmative vote of a majority of the outstanding share of each class and series, if any, entitled to vote thereon.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of April, 1999.

/s/ WM. SHAPIRO William Dana Shapiro, Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATXONS FILED 09:00 AM 06/03/1999 991223207 - 2020271

CERTIFICATE OF MERGER

PEPCO HOLDINGS MERGER INC.
INTO
POTOMAC CAPITAL INVESTMENT CORPORATION

          The undersigned corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the name and the state of incorporation of each of the constituent corporations of the merger is:

Name Pepco Holdings Merger Inc Potomac Capital Investment Corporation	State of Incorporation Delaware Delaware

          SECOND: That an agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of Title 8 of the General Corporation Law of the State of Delaware.

          THIRD: That the name of the surviving corporation of the merger is Potomac Capital Investment Corporation.

          FOURTH: That the Certificate of Incorporation of Potomac Capital Investment Corporation shall be the Certificate of Incorporation of the surviving corporation.

          FIFTH: That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is Suite 900, 1801 K Street, N.W., Washington, D.C. 20006.

          SIXTH: That a copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of either constituent corporation.

          SEVENTH: That the Merger shall be effective immediately upon filing.

          IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be executed by its President and attested by its Secretary this 27th day of May, 1999.

ATTEST: /s/ JOY D.JOHNSON Joy A. Johnson Corporate Secretary and Associate General Counsel	POTOMAC CAPITAL INVESTMENT CORPORATION By: /s/ WM. SHAPIRO William Dana Shapiro Senior Vice President and General Counsel

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 01/22/2002 020040430 - 3033120

CERTIFICATE OF AMNDMENT OF CERTIFICATE OF INCORPORATION

OF

PEPCO HOLDINGS INC.

          Pepco Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows

          First: That, by unanimous written consent of all of the directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of incorporation of the Corporation, declining such amendment to be advisable and in the best interests of the Corporation, and directing that such proposed amendment be submitted to the sole stockholder of the Corporation for its consideration. The resolution setting forth the proposed amendment was as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting therefrom the current Article First and substituting therefor the following new Article First:

          FIRST: The name of the corporation is POM Holdings, Inc. (hereinafter the "Corporation").

          Second: That, pursuant to a resolution of the board of directors of the Corporation, such amendment was submitted to the sole of the Corporation for its consideration, By written consent of the sole stockholder of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, all of thc issued and outstanding shares of the capital stock of the Corporation were voted in favor of the amendment

          Third: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Dennis R. Wraase, its Chief Executive Officer, and attested by Joy J. Dorsey, its Corporate Secretary, this 22nd day of January, 2002.

Attest: /s/ JOY J. DORSEY Joy J. Dorsey Deputy General Counsel and Corporate Secretary	/s/ D. R. WRAASE Dennis R. Wraase Chairman of the Board and Chief Executive Officer